Filed Pursuant To Rule 433

Registration No. 333-233191

November 5, 2019

STATE STREET GLOBAL ADVISORS SPDR

STATE STREET GLOBAL ADVISORS SPDR If you think gold isn’t a performer,

Think again. STATE STREET GLOBAL ADVISORS SPDR

STATE STREET GLOBAL ADVISORS SPDR Get into gold with GLD.

Important risk information Investing involves risk, and you could lose money on an investment in SPDR~ Gold Shares Trust (“GLD*”), a series of the World Gold Trust. ETFs trade like stocks, are subject to investment risk, fluctuate in market value and may trade at prices above or below the ETFs’ net asset value. Brokerage commissions and ETF expenses will reduce returns. Commodities and commodity-index linked securities may be affected by changes in overall market movements. changes in interest rates. and other factors such as weather, disease, embargoes, or political and regulatory developments, as well as trading activity of speculators and arbitrageurs in the underlying commodities. Frequent trading of ETFs could significantly increase commissions and other costs such that they may offset any savings from low fees or costs. Diversification does not ensure a profit or guarantee against loss. Investing In commodities entails significant risk and Is not appropriate for all Investors. Important Information Relating to SPDR® Gold Trust (“GLD®”): The SPDR Gold Trust (“QLO®”) has filed a registration statement (Including a prospectus) with the Securities and Exchange Commission (‘‘SEC”) for the offering to which this communication relates. Before you Invest. you should read the prospectus In that registration statement and other documents GLD has filed with the SEC for more complete Information about GLD and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov or by visiting www.spdrgoldsh m. Alternatively, the Trust will arrange to send you the prospectus If you request It by calling 1·866·320·4063. GLD is not an investment company registered under the Investment Company Act of1940 (the “1940 Act”) and is not subject to regulation under the Commodity Exchange Act of 1936 (the “CEA”). As a result, shareholders of the Trust do not have the protections associated with ownership of shares in an investment company registered under the 1940 Act or the protections afforded by the CEA. GLD shares trade like stocks, are subject to investment risk and will fluotuate in market value.

The value of GLD shares relates directly to the value of the gold held by the Fund (less its expenses Fluctuations in the price of gold could materially and adversely affect an investment in the shares. The price received upon the sale of the shares. which trade at market price. may be more or less than the value of the gold represented by them. GLD does not generate any income, and as GLD regularly sells gold to pay for its ongoing expenses, the amount of gold represented by each Share will decline over time to that extent. The World Gold Council name and logo are a registered trademark and used with the permission of the World Gold Council pursuant to a license agreement. The World Gold Council is not responsible for the content of, and is not liable for the use of or reliance on, this material. World Gold Council is an affiliate of the Sponsor of GLD. GLD’’’ is a registered trademark of World Gold Trust Services, LLC used with the permission of World Gold Trust Services. LLC. Standard & Poor’s S&P’ and SPDR’ are registered trademarks of Standard & Poor’s Financial Services LLC, a division of S&P Global (S&P); Dow Jones is a registered trademark of Dow Jones Trademark Holdings LLC (Dow Jones); and these trademarks have been licensed for use by S&P Dow Jones Indices LLC (SPDJI) and sublicensed for certain purposes by State Street Corporation. State Street Corporation’s financial products are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, their respective affiliates and third party licensors and none of such parties makes any representation regarding the advisability of investing in such product(s) nor do they have any liability in relation thereto. For more information, please contact the Marketing Agent for GLD: State Street Global Advisors Funds Distributors, LLC, One Iron Street, Boston, MA, 02210; T: +1 866 320 4053 spdrgoldshares.com © 2019 State Street Corporation. All Rights Reserved. State Street Global Advisors Funds Distributors, LLC, One Iron Street, Boston, MA 02210 Not FDIC Insured • No Bank Guarantee • May Lose Value 2792866.1.1.AM.RTL

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Advisors Funds Distributors, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.